                                                                   EXHIBIT 10.31

                    WILLIAM JOHNSON COMPENSATION ARRANGEMENT

         On June 13, 2005, American Technical Ceramics Corp. (the "Company")
appointed William Johnson as the Company's Vice President Sales. The terms of
Mr. Johnson's compensation arrangement are as follows:

         Mr. Johnson shall receive an annual base salary of $175,000 which will be reviewed annually by the Board in accordance with the Company's standard practices. In addition, Mr. Johnson shall also be entitled to incentive compensation equal to (i) .25% of the amount by which sales of the Company's passive components in each fiscal quarter exceed sales of such components in the comparable fiscal quarter in the immediately preceding year, and (ii) .25% of the Company's (overall) pre-tax profits in each fiscal quarter (the latter portion being pursuant to the Company's Officers' Incentive Plan). The incentive compensation shall be paid on a quarterly basis; however, in the event of a decline in sales of passive components in a quarter compared to the comparable quarter in the immediately preceding fiscal year, or a net loss in any quarter within a particular fiscal year, as the case may be, the amount of such decline or net loss, as applicable, will be applied to reduce the amount of the incentive compensation, if any, to which Mr. Johnson may be entitled in respect of subsequent quarters in that fiscal year.

        On August 1, 2005, Mr. Johnson was granted an option to purchase 40,000 shares of the Company's common stock at an exercise price equal to $13.22 per share, the prevailing market price on the date of grant. The option will vest at the rate of 25% per year from the date of grant.

         Mr. Johnson shall be entitled to use of a Company-owned car and was paid $30,000 in respect of his relocation. The Company will also reimburse Mr.
Johnson for the cost of his lodging for the first six months of his employment or until he moves into his own home, whichever occurs earlier, up to a maximum of $1,600 per month, as well as his reasonable expenses, including airfare, for one weekend "house-hunting" trip.

         Mr. Johnson shall be entitled to participate in Company-sponsored benefit plans for which he is or becomes eligible, including vacation, health insurance, life insurance, long term disability insurance, flexible spending and
401(k) plans.